As filed with the Securities and Exchange Commission on May 2, 2001
REGISTRATION STATEMENT NO. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT ON
FORM S-8
UNDER THE SECURITIES ACT OF 1933

FIRST FINANCIAL HOLDINGS, INC
(Exact name of registrant as specified in its charter)
Delaware				57-0866076
(State or other jurisdiction of incorporation or organization)				(I.R.S. Employer Identification No.)
34 Broad Street Charleston, South Carolina 29401 (843) 529-5933
(Address of principal executive offices)

First Financial Holdings, Inc. 2001 Stock Option Plan
(Full title of the Plan)
A. Thomas Hood President and Chief Executive Officer First Financial Holdings, Inc. 34 Broad Street Charleston, South Carolina 29401 (843) 529-5933				With copies to: John F. Breyer, Jr., Esquire Breyer & Associates PC 1100 New York Avenue, N.W. Suite 700 East Washington, D.C. 20005 (202) 737-7900
Name, address and telephone number of agent for service

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	600,000	$20.10(2)	$12,060,000	$3,015.00
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares set forth above, an indeterminate number of shares which, by reason of certain events specified in the Plan, may become subject to the Plan. Of this number, 600,000 shares are being registered for issuance under the 2001 Stock Option Plan (the "Plan"); together with an indeterminate number of shares reserved for issuance pursuant to the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)

Estimated in accordance with Rule 457(h), calculated on the basis of $20.10 per share, which was the average of the high and low trading prices of First Financial Holdings, Inc.'s common stock as reported on the Nasdaq National Market on May 1, 2001, the last day the stock traded.

This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. Section 230.462.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the First Financial Holdings, Inc. 2001 Stock Option Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The following documents previously or concurrently filed by First Financial Holdings, Inc. (the "Registrant") with the Commission are hereby incorporated by reference in this Registration Statement.
(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (File No. 0-17122) filed pursuant to the Securities Exchange Act of 1934, as amended;
(b)	the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 (File No. 0-17122) filed pursuant to the Securities Exchange Act of 1934, as amended; and
(c)

the description of the Registrant's common stock, par value $.01 per share, as set forth in the Registrant's Joint Proxy Statement/Prospectus dated September 5, 1997 and filed as part of the Registrant's Registration Statement on Form S-4 (File No. 333- 33951), dated August 19, 1997.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

The Registrant shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to the Secretary, First Financial Holdings, Inc., 34 Broad Street, Charleston, South Carolina 29401, telephone number (843) 529-5933.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not Applicable

Item 5.  Interests of Named Experts and Counsel

Not Applicable

Item 6.  Indemnification of Directors and Officers

Article XVII of the Registrant's Certificate of Incorporation provides for indemnification of directors and officers of the Registrant against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article XVII also provides for the authority to purchase insurance with respect thereto.

Section 145 of the Delaware General Business Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities.

Item 7.  Exemption From Registration Claimed

Not Applicable

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Regulation S-K Exhibit Number		Description of Exhibits	Reference to Prior Filing or Exhibit Number as Attached Hereto

	4.1	Certificate of Incorporation, as amended, of First Financial Holdings, Inc.	*

	4.2	Bylaws, as amended, of First Financial Holdings, Inc.	**

	5	Opinion of Breyer & Associates PC	5

	23.1	Consent of KPMG LLP	23.1

	23.2	Consent of Breyer & Associates PC	Contained in Exhibit 5

	24	Power of attorney	Contained on signature page

	99	First Financial Holdings, Inc. 2001 Stock Option Plan	99

*

Incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1993, and to the amendment contained as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

**

Incorporated by reference to Exhibit 3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, and to the amendment contained as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended September 30, 1999.

All such previously filed documents are hereby incorporated by reference in accordance with Item 601 of Regulation S-K.

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.  That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.  That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Financial Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Charleston and the State of South Carolina the 2nd day of May 2001.
FIRST FINANCIAL HOLDINGS, INC.

By	/s/ A. Thomas Hood
A. Thomas Hood
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints A. Thomas Hood his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.
By:	/s/ A. Thomas Hood	May 2, 2001
A. Thomas Hood
President, Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Susan E. Baham	May 2, 2001
Susan E. Baham
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

By:	/s/ D. Van Smith	May 2, 2001
D. Van Smith
Chairman of the Board

By:	/s/ A. L. Hutchinson, Jr.	May 2, 2001
A. L. Hutchinson, Jr.
Vice Chairman of the Board

By:	/s/ Gary C. Banks, Jr.	May 2, 2001
Gary C. Banks, Jr.
Director

By:	/s/ Paula Harper Bethea	May 2, 2001
Paula Harper Bethea
Director

By:	/s/ Paul G. Campbell, Jr.	May 2, 2001
Paul G. Campbell, Jr.
Director

By:	/s/ Thomas J. Johnson	May 2, 2001
Thomas J. Johnson
Director

By:	/s/ James C. Murray	May 2, 2001
James C. Murray
Director

By:	/s/ D. Kent Sharples	May 2, 2001
D. Kent Sharples
Director

Exhibit 5

Opinion of Breyer & Associates PC

May 2, 2001

Board of Directors

First Financial Holdings, Inc.

34 Broad Street

South Carolina 29401

Gentlemen and Lady:

We have acted as special counsel to First Financial Holdings, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission ("Registration Statement") under the Securities Act of 1933, as amended, relating to shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company which may be issued pursuant to the terms of the First Financial Holdings, Inc. 2001 Stock Option Plan (the "Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be duly and validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,

BREYER & ASSOCIATES PC

Exhibit 23.1

Consent of KPMG LLP

INDEPENDENT AUDITORS' CONSENT

The Board of Directors

First Financial Holdings, Inc.

We consent to the use of our report incorporated herein by reference.

KPMG LLP

Greenville, South Carolina

April 27, 2001

Exhibit 23.2

Consent of Breyer & Associates PC (see Exhibit 5)

Exhibit 24

Power of Attorney (see signature page)

Exhibit 99

First Financial Holdings, Inc. 2001 Stock Option Plan

FIRST FINANCIAL HOLDINGS, INC.

2001 STOCK OPTION PLAN

1.  Plan Purpose. The purpose of the Plan is to foster and promote the long-term success of the Corporation and its stockholders by providing officers and employees of the Corporation with an equity interest in the Corporation. The Plan will assist the Corporation in attracting and retaining the highest quality of experienced persons as officers and employees and in aligning the interests of such persons more closely with the interests of the Corporation's stockholders by encouraging such parties to maintain an equity interest in the Corporation.

2.  Definitions. The following definitions are applicable to the Plan:

"Affiliate" -- means any "parent corporation" or "subsidiary corporation" of the Corporation, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

"Award" -- means the grant by the Committee of an Incentive Stock Option, a Non-Qualified Stock Option, or any combination thereof, as provided in the Plan.

"Award Agreement" -- means the agreement evidencing the grant of an Award made under the Plan.

"Board" -- means the board of directors of the Corporation.

"Cause" -- means Termination of Service by reason of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or gross negligence.

"Code" -- means the Internal Revenue Code of 1986, as amended.

"Committee" -- means the Committee referred to in Section 3 hereof.

"Corporation" -- means First Financial Holdings, Inc., a Delaware corporation, and any successor thereto.

"Disability" means any physical or mental injury or disease of a permanent nature which renders a Participant incapable of meeting the requirements of the employment or service performed by such Participant immediately prior to the commencement of such disability. The determination of whether a Participant is disabled shall be made by the Board in its sole and absolute discretion.

"Incentive Stock Option" -- means an option to purchase Shares granted by the Committee which is intended to qualify as an incentive stock option under Section 422(b) of the Code. Unless otherwise set forth in the Award Agreement, any Option which does not qualify as an Incentive Stock Option for any reason shall be deemed ab initio to be a Non-Qualified Stock Option.

"Market Value" -- means the average of the high and low quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a Share on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if on such date the Shares are not quoted on the Composite Tape, on the New York Stock Exchange, or if the Shares are not listed or admitted to trading on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the Shares are listed or admitted to trading, or, if the Shares are not listed or admitted to trading on any such exchange, the closing price with respect to a Share on such date on the Nasdaq Stock Market, or any similar system then in use, or, if no such quotations are available, the fair market value on such date of a Share as the Committee shall determine.

"Non-Qualified Stock Option" -- means an option to purchase Shares granted by the Committee which does not qualify, for any reason, as an Incentive Stock Option.

"Option" -- means an Incentive Stock Option or a Non-Qualified Stock Option.

"Participant" -- means an officer or employee of the Corporation or any Affiliate who is selected by the Committee to receive an Award.

"Plan" -- means this First Financial Holdings, Inc. 2001 Stock Option Plan.

"Shares" -- means the shares of common stock, $0.01 par value, of the Corporation.

"Termination of Service" -- means cessation of service, for any reason, whether voluntary or involuntary, so that the affected individual is not either (i) an employee of the Corporation or any Affiliate for purposes of an Incentive Stock Option, or (ii) an officer or employee of the Corporation or any Affiliate for purposes of any other Award.

3.  Administration. The Plan shall be administered by a Committee consisting of two or more members of the Board, each of whom (i) shall be an "outside director," as defined under Section 162(m) of the Code and the Treasury regulations thereunder, and (ii) shall be a "non-employee director," as defined under Rule 16(b) of the Securities Exchange Act of 1934 or any similar or successor provision. The members of the Committee shall be appointed by the Board. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of Award Agreements; (v) establish from time to time regulations for the administration of the Plan; and (vi) interpret the Plan and make all determinations deemed necessary or advisable for the administration of the Plan.

A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee.

4.   Shares Subject to Plan.

(a)  Subject to adjustment by the operation of Section 6, the maximum number of Shares with respect to which Awards may be made under the Plan is 600,000 plus (i) the number of Shares repurchased by the Corporation in the open market or otherwise with an aggregate price no greater than the cash proceeds received by the Corporation from the exercise of Options granted under the Plan; plus (ii) any Shares surrendered to the Corporation in payment of the exercise price of Options granted under the Plan. The Shares with respect to which Awards may be made under the Plan may be either authorized and unissued Shares or previously issued Shares reacquired and held as treasury Shares. An Award shall not be considered to have been made under the Plan with respect to any Option which terminates, and new Awards may be granted under the Plan with respect to the number of Shares as to which such termination has occurred.

(b)  During any calendar year, no Participant may be granted Awards under the Plan with respect to more than 100,000 Shares, subject to adjustment as provided in Section 6.

5.  Awards. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan and the requirements of applicable law as the Committee shall determine, including the granting of Options in tandem with other Awards under the Plan:

(i)  Exercise Price. The exercise price per Share for an Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Market Value of a Share on the date of grant of such Option.

(ii)  Option Term. The term of each Option shall be fixed by the Committee, but shall be no greater than ten (10) years for either an Incentive Stock Option or a Non-Qualified Stock Option.

(iii)  Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other Awards or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(iv)  Incentive Stock Options. Incentive Stock Options may be granted by the Committee only to employees of the Corporation or its Affiliates.

(v)  Termination of Service. Unless otherwise determined by the Committee and set forth in the Award Agreement evidencing the grant of the Option, upon Termination of Service of the Participant for any reason other than for Cause, all Options then currently exercisable shall remain exercisable for the lesser of (A) three years following such Termination of Service or (B) until the expiration of the Option by its terms. Upon Termination of Service for Cause, all Options not previously exercised shall immediately be forfeited.

6.  Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Corporation, the maximum aggregate number and class of shares and exercise price of the Award, if any, as to which Awards may be granted under the Plan and the number and class of shares and exercise price of the Award, if any, with respect to which Awards have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Except as otherwise provided herein, any Award which is adjusted as a result of this Section 6 shall be subject to the same terms and conditions as the original Award.

7.  Effect of Merger on Options. In the case of any merger, consolidation or combination of the Corporation (other than a merger, consolidation or combination in which the Corporation is the continuing corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof), any Participant to whom an Option has been granted shall have the additional right (subject to the provisions of the Plan and any limitation applicable to such Option), thereafter and during the term of each such Option, to receive upon exercise of any such Option an amount equal to the excess of the fair market value on the date of such exercise of the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a Share over the exercise price of such Option, multiplied by the number of Shares with respect to which such Option shall have been exercised. Such amount may be payable fully in cash, fully in one or more of the kind or kinds of property payable in such merger, consolidation or combination, or partly in cash and partly in one or more of such kind or kinds of property, all in the discretion of the Committee.

8.  Effect of Change in Control. Each of the events specified in the following clauses (i) through (iii) of this Section 8 shall be deemed a "change in control": (i) any third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of shares of the Corporation with respect to which 25% or more of the total number of votes for the election of the Board may be cast, (ii) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Corporation shall cease to constitute a majority of the Board, or (iii) the stockholders of the Corporation shall approve an agreement providing either for a transaction in which the Corporation will cease to be an independent publicly-owned corporation or for a sale or other disposition of all or substantially all the assets of the Corporation. If a tender offer or exchange offer for Shares (other than such an offer by the Corporation) is commenced, or if a change in control shall occur, unless the Committee shall have otherwise provided in the Award Agreement, all Options granted and not fully exercisable shall become exercisable in full upon the happening of such event. Provided, however, that no Option which has previously been exercised or otherwise terminated shall become exercisable.

9.  Assignments and Transfers. No Incentive Stock Option granted under the Plan shall be transferable other than by will or the laws of descent and distribution. Any other Award shall be transferable by will, the laws of descent and distribution, a "domestic relations order," as defined in Section 414(p)(1)(B) of the Code, or a gift to any member of the Participant's immediate family or to a trust for the benefit of one or more of such immediate family members. During the lifetime of an Award recipient, an Award shall be exercisable only by the Award recipient unless it has been transferred as permitted hereby, in which case it shall be exercisable only by such transferee. For the purpose of this Section 9, a Participant's "immediate family" shall mean the Participant's spouse, children and grandchildren.

10.  Employee Rights Under the Plan. No person shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant, and no employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Corporation or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any Affiliate.

11.  Delivery and Registration of Stock. The Corporation's obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933 or any other federal, state or local securities legislation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. The Corporation shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed and (ii) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

12.  Withholding Tax. Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option pursuant to the Plan, the Corporation shall have the right to require the Participant or such other person to pay the Corporation the amount of any taxes which the Corporation is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld. All withholding decisions pursuant to this Section 12 shall be at the sole discretion of the Committee or the Corporation.

13.  Amendment or Termination.

(a)  The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Corporation's shareholders if, when and to the extent such shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board, in its discretion, determines to seek such shareholder approval.

(b)  The Committee may waive any conditions of or rights of the Corporation or modify or amend the terms of any outstanding Award. The Committee may not, however, amend, alter, suspend, discontinue or terminate any outstanding Award without the consent of the Participant or holder thereof, except as otherwise provided herein.

14.  Effective Date and Term of Plan. The Plan shall become effective upon the later of its adoption by the Board or its approval by the shareholders of the Corporation. It shall continue in effect for a term of ten (10) years thereafter unless sooner terminated under Section 13 hereof.